UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                February 27, 1997

                       HARRIS CHEMICAL NORTH AMERICA, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                 (State or other jurisdiction of incorporation)

                                    33-67546
                            (Commission file number)

                                   48-1135402
                     (I.R.S. Employer Identification Number)

                           399 PARK AVENUE, 32nd FLOOR
                            NEW YORK, NEW YORK 10022
                    (Address of principal executive offices)

                                 (212) 207-6400
              (Registrant's telephone number, including area code)



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Item 5.  Other Events


Harris Chemical North America, Inc. (the "Company") previously had revolving credit facilities with a group of banks totaling $150 million. These facilities were to expire in October 1998, bore interest at (i) the bank's base rate plus a margin percentage ranging from 1.50% to 2.00% or (ii) the London Interbank Offered Rate (LIBOR) plus a margin percentage ranging from 2.50% to 3.00%, at the option of the Company, and contained various restrictive covenants.

On February 27,  1997,  the Company  entered  into an agreement  with one of the existing lenders to replace the current borrowing arrangements with new revolving credit agreements for its principal operating subsidiaries. The new facilities total $150 million including a U.S. commitment of $130 million and a Canadian commitment of $20 million. The terms for the new agreements are substantially the same as the present facilities except that (i) the term of the agreements will extend at least through February 15, 2001, and (ii) interest rates will be set at (a) a defined U.S. Base Rate (or in the case of Sifto's Canadian Dollar borrowings, a defined Canadian Prime Rate) plus 1.50% or (b) LIBOR (or in the case of Sifto's Canadian Dollar borrowings, a defined BA Loan
Rate) plus 2.75%, at the option of the Company. The financial covenant requirements will generally be less restrictive than those under the existing facilities and will (i) eliminate the "annual clean down provision" requiring the Company to pay its revolver balance to less than $50 million for a period of 30 consecutive days, (ii) decrease the minimum interest coverage ratio requirement; (iii) decrease the minimum fixed charge coverage ratio and exclude certain major capital projects from the covenant requirement; and (iv) increase the maximum net funded debt ratio.


Item 7.  Financial Statements and Exhibits


Exhibit No.       Description of Exhibit
99.1              US$130,000,000 Credit and Guarantee Agreement dated as of
                  October 15, 1993, as amended and restated as of February 27,
                  1997

99.2 US$20,000,000 Multi-Currency Credit and Guarantee Agreement dated as of October 15, 1993, as amended and restated as of February 27, 1997












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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           Harris Chemical North America, Inc.
                                           (Registrant)


Date:    March 18, 1997                    /s/ Emanuel J. Di Teresi
         --------------                    -------------------------------
                                           Senior Vice President and
                                           Chief Financial Officer
                                           Chief Accounting Officer



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